EXHIBIT 23.1



                       Consent of Independent Accountants
The Board of Directors
Vitesse Semiconductor Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-38782) of Vitesse Semiconductor Corporation of our report dated October 14, 1999, except for Note 2 which is as of August 25, 2000, relating to the supplemental consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 1999 and 1998, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, and related supplemental schedule, which report appears in the Form 8-K dated September 5, 2000 of Vitesse Semiconductor Corporation. We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333- 38782) of Vitesse Semiconductor Corporation of our report dated October 14, 1999, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three- year period ended September 30, 1999, and related schedule, which report appears in the September 30, 1999, Annual Report on Form 10-K and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus.


/s/ KPMG LLP

Los Angeles, California
August 29, 2000